UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2013

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (631) 981-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 30, 2013, Lakeland Industries, Inc. (the “Company”) sold its plant in Qingdao, China to Qingdao Yingzhouhai Textile International Trading Co., Ltd. The sale was structured as a sale of the stock of the Company’s wholly-owned subsidiary, Qingdao Lakeland Protective Products Co., Ltd (“QD”). Prior to the sale, all non-real estate assets of QD were sold or transferred to the Company or other subsidiaries of the Company.  All operations of QD have been transferred to other subsidiaries of the Company, including all customers, production and cash flows. Gross proceeds to the Company amounted to $1,425,000, less Chinese taxes of $150,000 and expenses of sale of $170,000 resulting in net proceeds of $1,105,000. Of the gross proceeds, $300,000 went directly to the Company and $1,125,000 went to QD.  In addition to the $300,000 proceeds received directly by the US parent Company, the US parent Company received liquidating dividends from QD of $2,946,000 which reflect both the net proceeds received by QD and a liquidating dividend for the remaining assets not sold in this transaction The purchase price was prepaid, allowing for cash distribution to be made to the US parent Company prior to the June 30, 2013 sale date.

The Company will take an accounting charge for United States taxes for a significant amount yet to be determined as a result of this sale, but due to its loss carryforwards will pay no cash currently

As a result of the sale, the company is transferring certain fixed assets and inventory to other Lakeland operating companies. The company is evaluating whether any further write down is considered necessary on these assets. The Company expects an insignificant consolidated gain or loss on the asset sale which will be finalized shortly and reported in its Form 10-Q for the quarter ended July 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

Dated: July 3, 2013

/s/ Christopher J. Ryan
Christopher J. Ryan
President & CEO